Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Declares $0.01 per Share Dividend for Q2 2014

New York, New York, July 30, 2014 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and six months ended June 30, 2014.

The following financial review discusses the results for the three and six months ended June 30, 2014 and June 30, 2013.

Second Quarter 2014 and Year-to-Date Highlights

•	Declared a $0.01 per share dividend payable on or about August 21, 2014 to all shareholders of record as of August 14, 2014 based on Q2 2014 results; and

•	Recorded a net loss of $5.7 million, or $0.10 basic and diluted net loss per share for the second quarter.

Financial Review: 2014 Second Quarter

The Company recorded a net loss for the second quarter of 2014 of $5.7 million, or $0.10 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2013, the Company recorded a net loss of $4.6 million, or $0.19 basic and diluted net loss per share.

EBITDA was $1.0 million for the three months ended June 30, 2014 versus $91,000 for the three months ended June 30, 2013.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the second quarter, we continued to implement our fleet deployment strategy that provides the ability to drive future performance upon improvement in the prevailing freight rate environment. For the second quarter, we declared a dividend of $0.01 per share, increasing the cumulative dividend declared by the Company to $1.11 per share since going public in March 2010. As we maintain our focus on returning a substantial portion of cash flows to shareholders over the long term, we intend to expand our modern fleet by taking delivery of two Ultramax newbuildings in the second half of 2014. We also expect to take delivery of two additional eco-design vessels in 2015, further strengthening our position to capitalize on the positive long-term fundamentals in the drybulk industry and enhance our future earnings and dividend potential.”

The Company’s revenues increased by 68% to $10.7 million for the three months ended June 30, 2014 compared to $6.4 million for the three months ended June 30, 2013.  The increase was primarily due to the increase in the size of our fleet as well as higher spot market rates achieved by our Capesize vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $9,054 per day for the three months ended June 30, 2014 as compared to $7,548 for the three months ended June 30, 2013. The increase in TCE was primarily due to higher spot rates achieved by the Capesize vessels in our fleet as well as the operation of two additional Capesize vessels during the second quarter of 2014 versus the second quarter of 2013.  During the second quarter of 2014, excess vessel supply continued to weigh on the drybulk market, particularly during periods of weaker demand.  Lower Brazilian iron ore fixtures than the second half of 2013, a destocking period for coking coal in China, fewer soybean exports out of Argentina and the Indonesian mineral ore ban all contributed towards a softer freight rate environment.

Total operating expenses were $14.9 million for the three months ended June 30, 2014 compared to $10.0 million for the three months ended June 30, 2013. Vessel operating expenses increased to $6.3 million for the three months ended June 30, 2014 from $4.2 million for the three months ended June 30, 2013, primarily due to the increase in the size of our fleet as well as higher maintenance related expenses incurred during drydocking of vessels. General, administrative and technical management expenses were $1.9 million for the second quarter of 2014 compared to $1.2 million for the second quarter of 2013. The increase was a result of an increase in the size of our fleet as well as higher non-cash compensation. Depreciation and amortization expenses increased to $5.3 million for the three months ended June 30, 2014 versus $3.7 million for the three months ended June 30, 2013 due to the increase in the size of our fleet.

Daily vessel operating expenses, or DVOE, increased to $5,353 per vessel per day for the second quarter of 2014 from $5,187 per vessel per day for the same quarter of 2013 primarily due to the timing of the drydocking of three of the 13 vessels in our fleet during this period. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, we expect DVOE for 2014 to remain at approximately $5,400 per vessel per day on a weighted average basis for the entire year.

Financial Review: First Half 2014

The Company recorded a net loss of $9.2 million or $0.16 basic and diluted net loss per share for the six months ended June 30, 2014, compared to a net loss of $9.7 million or $0.41 basic and diluted net loss per share for the six months ended June 30, 2013. Voyage revenues increased to $23.8 million for the six months ended June 30, 2014 compared to $12.4 million for the six months ended June 30, 2013 due to the increase in the size of our fleet and higher spot market rates achieved by the majority of our vessels. EBITDA was $4.1 million for the six months ended June 30, 2014 versus $(0.3) million for the six months ended June 30, 2013. TCE rates obtained by the Company increased to $10,138 per day for the six months ended June 30, 2014 from $7,121 per day for the six months ended June 30, 2013, mainly due to higher rates achieved by the majority of the vessels in our fleet as well as the operation of two additional Capesize vessels during the first half of 2014. Total operating expenses were $30.0 million for the six months ended June 30, 2014 compared to $20.0 million for the six months ended June 30, 2013, and daily vessel operating expenses per vessel were $5,475 versus $4,980 in the comparative periods due to higher maintenance related expenses incurred during drydocking.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2014 was $2.7 million compared to net cash used in operating activities of $1.8 million for the six months ended June 30, 2013. The $4.5 million change in cash provided by operating activities was a result of the following factors: the Company recorded a lower recorded net loss in the amount of $9.2 million for the six months ended June 30, 2014 compared to a net loss of $9.7 million for the six months ended June 30, 2013.  As a result of the increase in the size of our fleet, included in the net loss was an increase in depreciation of $3.0 million for the six months ended June 30, 2014 compared to the prior year period.  The change in accounts receivable balances year-over-year resulted in an additional $1.7 million due to the timing of payments received from charterers. Additionally, the year-over-year change in accounts payable and accrued expenses resulted in an increase of $1.9 million which is related to the timing of drydocking related expenses incurred during the second quarter of 2014.  The increases in cash provided by operating activities were partially offset by a $3.4 million increase in deferred drydocking costs incurred, as six of our vessels were drydocked during the first half of 2014.

Net cash used in investing activities for the six months ended June 30, 2014 was $29.0 million and primarily related to deposits made for our newbuilding Ultramax vessels.  For the six months ended June 30, 2013, net cash used in investing activities was $61,000 and related to the purchase of fixed assets.

Net cash used in financing activities for the six months ended June 30, 2014 was $4.6 million as compared to net cash provided by financing activities of $22.4 million for the six months ended June 30, 2013. Net cash used in financing activities during the first half of 2014 was primarily due to a $1.4 million repayment of debt under our $44 Million Term Loan Facility and a $0.8 million repayment of debt under our $22 Million Term Loan Facility. Cash dividends paid for the six months ended June 30, 2014 were $2.2 million compared to $0.5 million paid during the same period of 2013. Net cash provided by financing activities for the six months ended June 30, 2013 mainly consisted of $21.8 million of proceeds from the issuance of common stock and $1.0 million of proceeds from the 2010 Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  Three of our vessels were drydocked during the second quarter of 2014. We do not currently expect any additional vessels to be drydocked during the remainder of 2014.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The cost of the upgrades, which will be performed under the planned drydocking schedule, is expected to be approximately $250,000 per vessel and is included in our estimated costs below, for 2015. The upgrades have been successfully installed on five of our vessels, the Baltic Cougar, the Baltic Panther, the Baltic Leopard, the Baltic Jaguar and the Baltic Wind, which completed their respective planned drydocking during the first half of 2014.

We estimate our capital expenditures related to drydocking for our fleet through the remainder of 2014 and 2015 to be:

	Q3-Q4 2014	2015
Estimated Costs (1)	-	$3.6 million
Estimated Offhire Days (2)	-	100

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The drydockings for the Baltic Jaguar, the Baltic Leopard and the Baltic Hare were completed during the second quarter.  These vessels were on planned offhire for 56.4 days in connection with the scheduled drydockings.  Capitalized costs associated with these drydockings incurred during the second quarter of 2014 were approximately $1.8 million.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)

INCOME STATEMENT DATA:
Revenues	$10,703	$6,379	$23,794	$12,365

Operating expenses:
Voyage expenses	368	157	788	738
Voyage expenses to parent	135	82	303	155
Vessel operating expenses	6,332	4,248	12,883	8,113
General, administrative and technical management fees	1,931	1,184	3,904	2,475
Management fees to parent	887	614	1,765	1,222
Depreciation and amortization	5,258	3,682	10,361	7,325
Total operating expenses	14,911	9,967	30,004	20,028
Operating loss	(4,208)	(3,588)	(6,210)	(7,663)

Other (expense) income:
Other (expense) income	(10)	(3)	(30)	4
Interest income	5	2	15	3
Interest expense	(1,436)	(1,023)	(2,945)	(2,039)
Other expense, net	(1,441)	(1,024)	(2,960)	(2,032)

Loss before income taxes	(5,649)	(4,612)	(9,170)	(9,695)
Income tax expense	(25)	(13)	(37)	(13)
Net loss	$(5,674)	$(4,625)	$(9,207)	$(9,708)
Net loss per share - basic	$(0.10)	$(0.19)	$(0.16)	$(0.41)
Net loss per share - diluted	$(0.10)	$(0.19)	$(0.16)	$(0.41)
Shares used in per share calculation - basic	56,314,871	24,923,968	56,240,819	23,647,995
Shares used in per share calculation - diluted	56,314,871	24,923,968	56,240,819	23,647,995

	June 30, 2014	December 31, 2013
BALANCE SHEET DATA:	(unaudited)
Cash	$27,270	$58,193
Current assets	34,993	66,690
Total assets	546,861	557,367
Current liabilities	9,895	8,639
Total long-term debt (including current portion)	165,750	167,875
Shareholders' equity	375,466	385,103

	Six Months Ended
	June 30, 2014	June 30, 2013
	(unaudited)

Net cash provided by (used in) operating activities	$2,662	$(1,848)
Net cash used in investing activities	(29,001)	(61)
Net cash (used in) provided by financing activities	(4,584)	22,361

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	13	9	13	9
Average number of vessels (1)	13.0	9.0	13.0	9.0
Total ownership days for fleet (2)	1,183	819	2,353	1,629
Total available days for fleet (3)	1,127	814	2,240	1,611
Total operating days for fleet (4)	1,126	812	2,233	1,609
Fleet utilization (5)	99.9%	99.8%	99.7%	99.9%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$9,054	$7,548	$10,138	$7,121
Daily vessel operating expenses per vessel (7)	5,353	5,187	5,475	4,980

	Three Months Ended		Three Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(5,674)	$(4,625)	$(9,207)	$(9,708)
+ Net interest expense	1,431	1,021	2,930	2,036
+ Depreciation and amortization	5,258	3,682	10,361	7,325
+ Income tax expense	25	13	37	13
EBITDA(8)	$1,040	$91	$4,121	$(334)

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Our current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 30, 2014, the average age of our current fleet was 4.3 years, as compared to the average age for the world fleet of approximately nine years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s fleet and information on vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery(2)

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	February 2015	101.5% of BCI (3)
Baltic Wolf	2010	Cargill International S.A.	August 2014	100% of BCI (4)
Baltic Tiger	2011	Swissmarine Services S.A	October 2014	102.75% of BCI (5)
Baltic Lion	2012	Cargill International S.A.	November 2014	102.75% of BCI (6)

Ultramax Vessels
Baltic Hornet	2014	TBD	TBD	TBD	Q3 2014
Baltic Wasp	2014	TBD	TBD	TBD	Q4 2014
Baltic Scorpion	2015	TBD	TBD	TBD	Q2 2015
Baltic Mantis	2015	TBD	TBD	TBD	Q3 2015

Supramax Vessels
Baltic Leopard	2009	Bulkhandling Handymax A/S	November 2014	Spot Pool (7)
Baltic Panther	2009	Bulkhandling Handymax A/S	October 2014	Spot Pool (8)
Baltic Jaguar	2009	Bulkhandling Handymax A/S	January 2015	Spot Pool (9)
Baltic Cougar	2009	Bulkhandling Handymax A/S	October 2014	Spot Pool (8)

Handysize Vessels
Baltic Wind	2009	Agriculture & Energy Carriers Ltd.	August 2014	110% of BHSI (10)
Baltic Cove	2010	Trammo Bulk Carriers	January 2015	106% of BHSI (11)
Baltic Breeze	2010	Cargill International S.A.	August 2014	115% of BHSI (12)
Baltic Fox	2010	Clipper Logger Pool	September 2015	Spot Pool (13)
Baltic Hare	2009	Clipper Logger Pool	September 2015	Spot Pool (13)

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	The dates for the vessels being delivered in the future are estimates based on guidance received from the sellers.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited (“Genco”). The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.
(4)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter based on 100% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco. The duration of the spot market-related time charter is 21.5 to 26.5 months.
(5)	We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on November 29, 2013.
(6)	We have reached an agreement with Cargill International S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 102.75% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on December 29, 2013.
(7)	We have reached an agreement to enter this vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel will remain in the pool for a minimum period of three months at which point Baltic Trading can withdraw the vessel with three months’ notice. The vessel entered the pool on May 28, 2014 after the completion of drydocking for scheduled repairs.
(8)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Baltic Trading can withdraw a vessel with three months’ notice.
(9)	We have reached an agreement to enter this vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel will remain in the pool for a minimum of four months at which point Baltic Trading can withdraw the vessel with three months’ notice. The vessel entered the pool on June 20, 2014. However, for the initial 25 days, the vessel will earn a hire rate of $5,000 per day.
(10)	We have agreed to an extension with Agriculture & Energy Carriers Ltd. on a spot-market related time charter for 2 to 4.5 months based on 110% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The extension began on May 26, 2014.
(11)	We have reached an agreement with Trammo Bulk Carriers on a spot market-related time charter for 10.5 months to a maximum expiration date of April 1, 2015 based on 106% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on February 15, 2014.
(12)	The rate for the spot market-related time charter is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(13)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. The vessels will remain in the pool for a minimum period of two years.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the second quarter of 2014 of $0.01 per share payable on or about August 21, 2014 to all shareholders of record as of August 14, 2014.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would not have resulted in a dividend for the second quarter of 2014. However, our Board of Directors nonetheless determined to declare a $0.01 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,095,000 dwt. After the expected delivery of the four Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Thursday, July 31, 2014 at 8:30 a.m. Eastern Time to discuss its 2014 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 438-5519 or (719) 457-2083 and enter passcode 5117708.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 5117708. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.BalticTrading.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations.

Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.